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                                                                       EXHIBIT 5

                                                                  March 29, 1996


Cablevision Systems Corporation,
   One Media Crossways,
      Woodbury, New York 11797.

Dear Sirs:

     In connection with the registration under the Securities Act of 1933 (the "Act") of 2,653,367 shares of 11 3/4% Series H Redeemable Exchangeable Preferred Stock, par value $.01 per share (the "Securities"), of Cablevision Systems Corporation (the "Company"), which Securities will be, at the Company's option, exchangeable for the Company's 11 3/4% Senior Subordinated Debentures due 2007 (the "Exchange Debentures") issuable pursuant to an indenture, dated as of September 26, 1995 (the "Exchange Indenture"), between the Company and The Bank of New York, as trustee, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the

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Cablevision Systems Corporation                                            -2-


purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion:

          (1) When the registration statement relating to the Securities (the "Registration Statement") has become effective under the Act, a certificate of designations with respect to the Securities substantially in the form filed as an exhibit to the Registration Statement has been duly filed with the Secretary of State of the State of Delaware, the terms of the Securities have been duly established in conformity with the Company's certificate of incorporation, and the Securities have been duly issued and exchanged for shares of the Company's 11 3/4% Series G Redeemable Exchangeable Preferred Stock, par value $.01 per share, as contemplated by the Registration Statement, the Securities will be validly issued, fully paid and nonassessable.

          (2) When the Registration Statement has become effective under the Act and when the Exchange Debentures have been duly authorized by the Company and duly executed, authenticated, issued and delivered in conformity with the Exchange Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon


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Cablevision Systems Corporation                                            -3-


     the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, the Exchange Debentures will constitute valid and legally binding obligations of the Company enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

          We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Exchange Indenture has been duly authorized, executed and delivered by the Trustee thereunder, an assumption which we have not independently verified.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the
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Cablevision Systems Corporation                                            -4-


reference to us under the heading "Validity of the New Preferred Stock" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                                Very truly yours,

                                                /s/ SULLIVAN & CROMWELL